Exhibit 8.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

December 14, 2020

Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Re:	Goldman Sachs Physical Gold ETF

Ladies and Gentlemen:

We have acted as legal counsel to Goldman Sachs Asset Management, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed by the Trust with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission promulgated thereunder, relating to the continuous offering of shares (the “Shares”) representing units of fractional undivided beneficial interest in and ownership of Goldman Sachs Physical Gold ETF (the “Trust”), a trust governed by the First Amended and Restated Depositary Trust Agreement dated December 11, 2020 (the “Trust Agreement”), entered into by and between the Partnership as sponsor and The Bank of New York Mellon, a New York banking corporation in its capacity as the trustee of the Trust and the registered and beneficial owners from time to time of Shares and all persons that deposit gold for creation of Shares. In connection therewith, you have requested our opinion with respect to certain U.S. federal income tax matters. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Trust Agreement.

In rendering the opinions expressed herein, we have examined and relied on the Trust Agreement; the Registration Statement; originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Partnership; and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended; the signatures of each original document

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are genuine; each party who executed the document had proper authority and capacity; all representations and statements set forth in such documents are true and correct; and all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Our opinions are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial decisions, current interpretive rulings and pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, in effect as of the date hereof, all of which are subject to legislative, judicial or administrative change or differing interpretation, possibly with retroactive effect. Our opinions are not binding on the IRS, and no assurance can be given that the conclusions expressed herein will not be challenged by the IRS or sustained by a court.

Based upon and subject to the foregoing, we confirm that the discussion in the Registration Statement under the caption “Federal Income Tax Consequences,” to the extent it consists of statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences that will apply under currently applicable law to the purchase, ownership and disposition of the Shares.

The opinions stated above represent our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter. Further, the opinions set forth above represent our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinions. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the certificates and other statements of corporate officers and other representatives of the Partnership.

The opinions set forth in this letter are (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of the Partnership. We assume no obligation to update our opinions for events or changes in the law occurring after the effective date of the Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the references to us in the prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

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Very truly yours,

/s/ Clifford Chance US LLP